UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 02, 2023

ARKO Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39828	85-2784337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8565 Magellan Parkway Suite 400
Richmond, Virginia		23227-1150
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 730-1568

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ARKO	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $11.50	ARKOW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Oak Street Program Agreement

As previously reported, on May 3, 2021, GPM Investments, LLC, a Delaware limited liability company (including its affiliates, “GPM”) and a subsidiary of ARKO Corp., a Delaware corporation (the “Company”), entered into a Standby Real Estate Purchase, Designation and Lease Program agreement (as amended, the “Program Agreement”) with a fund managed by Oak Street Real Estate Capital, LLC (including its affiliates, “Oak Street”), which Program Agreement was amended on April 7, 2022 and on March 29, 2023. Pursuant and subject to the terms of the Program Agreement, during the second year of its term, Oak Street had agreed to purchase up to $1.15 billion of convenience store and gas station real property, cardlock fuel stations and, subject to Oak Street’s consent, other types/classifications of real property that GPM may acquire, including in connection with purchase agreements that GPM may from time to time enter into to acquire the foregoing from third parties. Following any such purchase, GPM would enter into a triple-net lease agreement with Oak Street, pursuant to which GPM would lease such property from Oak Street based upon commercial terms contained in the Program Agreement.

On May 2, 2023, GPM and Oak Street, entered into a third amendment to the Program Agreement (the “Third Amendment”), which, among other things, (i) extended the term of the Program Agreement and Oak Street’s exclusivity thereunder through September 30, 2024 (the “Exclusivity Period”) and (ii) provides for up to $1.50 billion of capacity under the Program Agreement during the period beginning May 2, 2023 through the expiration of the Exclusivity Period, exclusive of the Company’s pending acquisition of certain assets of WTG Fuels Holdings, LLC. The other material terms of the Program Agreement remained substantially unchanged.

Capital One Line of Credit Amendment

On May 5, 2023, the Company’s subsidiary, GPM Petroleum LP, a Delaware limited partnership (“GPMP”), together with certain of its subsidiaries, Capital One, National Association, as administrative agent, and the lenders party thereto. entered into a second amended and restated credit agreement (the “Second A&R Capital One Credit Agreement”), amending and restating that certain amended and restated revolving credit agreement, dated July 15, 2019 (as amended, the “A&R Capital One Credit Agreement”). The A&R Credit Agreement provided for a secured revolving credit facility (the “Capital One Line of Credit”) in an aggregate principal amount of up to $500 million (including revolving loans and letters of credit), which availability could, at GPMP’s request, be increased up to $700 million, subject to obtaining additional financing commitments and subject to certain terms and conditions.

The Second A&R Capital One Credit Agreement amended and restated the A&R Capital One Credit Agreement to effect the following primary changes:

•
extend the maturity date of the Capital One Line of Credit from July 15, 2024 to May 5, 2028;
•
increase the availability under the Capital One Line of Credit from $500 million to $800 million; and
•
provide that GPMP may increase the availability under the Capital One Line of Credit, subject to obtaining additional financing commitments from current lenders or from other banks, and subject to certain additional terms contained in the Second A&R Capital One Credit Agreement, from $800 million to $1 billion.

The Company did not incur additional debt or receive any proceeds in connection with entering into the Second A&R Capital One Credit Agreement. Except as described above, the Second A&R Capital One Credit Agreement retains the material terms of the A&R Capital One Credit Agreement.

The foregoing descriptions of the Third Amendment and the Second A&R Capital One Credit Agreement are only summaries and are qualified in their entirety by reference to the full text of the Third Amendment and the Second A&R Capital One Credit Agreement, respectively, which are filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference in this Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1*+	Second Amended and Restated Credit Agreement, dated May 5, 2023, by and among GPM Petroleum LP, the guarantors party thereto, Capital One, National Association, and the lenders party thereto.
10.2 +

Third Amendment dated as of May 2, 2023 to Standby Real Estate Purchase, Designation and Lease Program by and between GPM Investments, LLC and GPM Portfolio Owner LLC and Oak Street Real Estate Capital Fund VI OP, LP.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Pursuant to Item 601(b)(10)(iv) of Regulation S-K, portions of this exhibit have been omitted because the Company customarily and actually treats the omitted portions as private or confidential, and such portions are not material. The Company will supplementally provide a copy of an unredacted copy of this exhibit to the U.S. Securities and Exchange Commission or its staff upon request.

+Pursuant to Item 601(a)(5) of Regulation S-K, schedules and similar attachments to this exhibit have been omitted because they do not contain information material to an investment or voting decision and such information is not otherwise disclosed in such exhibit. The Company will supplementally provide a copy of any omitted schedule or similar attachment to the U.S. Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKO Corp.

Date:	May 8, 2023	By:	/s/ Arie Kotler
		Name: Title:	Arie Kotler President, Chief Executive Officer and Chairman of the Board